Gulf Resources Announces Asset Purchase Agreement with
                           Shouguang City Renjia Area

  Expected to initially add 3,700 tons of incremental annual bromine production capacity equating to $6.8 million in revenue and $1.8 million in net income

LOS ANGELES and SHENZHEN, China, October 29, 2007 /Xinhua-PRNewswire/ -- Gulf Resources, Inc. (the "Company") (OTC Bulletin Board: GUFR - News) a leading producer of Bromine and crude salt in China through its wholly-owned subsidiary Shuoguang City Haoyuan Chemical Company Limited (SCHC), announced today it signed a definitive agreement to acquire substantially all of the assets of Shouguang City Renjia Area, a bromine producer located in close proximity to SCHC for approximately $6.4 million in total consideration.

The assets include a 50-year mineral rights and land lease covering 2,165 acres through December, 2054, which has been paid in the full. The property has 200,000 to 250,000 metric tons of proven bromine reserves. Additional assets to be conveyed with the purchase include the related production facility, wells, pipelines and other production equipment, in addition to the current buildings and other assets on the property. The Company executed an asset purchase agreement with Mr. Jiancai Wang, the sole owner on October 25, 2007.

The facility is currently operating at 65 percent capacity and produces approximately 3,700 metric tons of bromine annually through 398 wells, which equates to $6.8 million in revenues and $1.8 million in net income at current market prices. Gulf Resources anticipates making $4.2 million in facility upgrades and capital expenditures over a four month period, which are expected to increase capacity utilization to 85 percent and increase overall bromine production output to 4,800 metric tons annually. In addition, the Company estimates the property will yield approximately 25,000 metric tons of annual crude salt production, equating to $0.33 million in incremental revenue.

"The acquisition of Shouguang City Renjia Area is part of our strategic plan to utilize our valuable exploitation license to complete targeted bromine asset purchases which will further complement the Company's business by expanding its overall reserves and increasing annual production output," stated Ming Yang, CEO, Gulf Resources, Inc. "We will leverage our strong production capabilities and distribution platform to create additional economies of scale for future margin enhancements which will ultimately decrease the payback period."

The asset purchase is subject to various conditions, including applicable regulatory approvals. Further details on the terms of this transaction can be found in the Company's 8-K which will be filed with the Securities and Exchange Commission.

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Gulf Resources, Inc.

Gulf Resources, Inc, operates through two wholly-owned subsidiaries: SCHC which is engaged in manufacturing and trading Bromine and Crude Salt in China. Bromine is used to manufacture a wide variety of bromine compounds used in industry and agriculture, and SYCI which manufactures and sells chemical products utilized in oil & gas field explorations and as papermaking chemical agents. For more information, please visit http://www.gulfresourcesco.com.

Safe Harbor Statement:

Certain statements in this news release may contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: the ability of Gulf to complete the asset purchase of Shouguang City Renjia Area, the general economic and business conditions in the PRC, product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and crude salt, changes in technology, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the Company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

Investor Relations Contact:
Ethan Chuang (714) 858-1147
Ethan@gulfresourcesco.com

Matthew Hayden
HC International, Inc.
(858) 704-5065
Matt.hayden@hcinternatioal.net

Source: Gulf Resources, Inc.